Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
VERITAS Software Corporation:
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-31444, 33-32065, 33-33654, 33-37066, 33-42440, 33-44203, 33-46927, 33-51612, 33-54396, 33-55300, 33-64290, 33-70558, 33-80360, 33-88694, 33-60141, 33-64507, 333-07223, 333-18353, 333-18355, 333-39175, 333-71021, 333-71023, 333-31526, 333-31540, 333-31632, 333-47648, 333-52200, 333-56874, 333-64174, 333-81146, 333-102096, 333-106173, 333-116547, 333-117176, 333-119872 and 333-126403, and Form S-3 Nos. 33-82012, 33-63513, 333-77072, 333-127958 and 333-127959) of Symantec Corporation, of our reports dated April 6, 2005 with respect to the consolidated balance sheets of VERITAS Software Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, included in this current report Form 8-K/A dated September 16, 2005.
Our report dated April 6, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that VERITAS Software Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following deficiencies resulted in errors in accounting for software revenue recognition and have been identified and included in management’s assessment because, in the aggregate, they constitute a material weakness in internal control over financial reporting as of December 31, 2004:
•	Manual Order Entry Processes
As of December 31, 2004, the Company did not maintain adequate review procedures requiring validation by qualified personnel of information included in manual customer orders for software products and services to ensure that this information was accurately entered into its order processing system and to ensure revenue recognition in accordance with generally accepted accounting principles.

•	Software Revenue Recognition Review
As of December 31, 2004, the Company did not maintain adequate review procedures to ensure that multiple-element software arrangements and other related software revenue recognition requirements were accounted for in accordance with generally accepted accounting principles.
Our report dated April 6, 2005, contains an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities an Interpretation of ARB No. 51, effective July 1, 2003.
/s/ KPMG LLP
Mountain View, California
September 15, 2005